Exhibit 10.11

THIS CONSULTING AGREEMENT (“2012 Agreement”), made effective as of the 7th day of May 2012, is entered into by and between Xsunx, Inc., a Colorado corporation ("Company"), and Robert G. Wendt, (“Consultant”). The Company and Consultant are sometimes herein referred to individually as a “party” and collectively as the “parties”.

R E C I T A L S

WHEREAS, Consultant has developed expertise in advanced semiconductor systems and/or material engineering for use in the development or production of systems or processes for use in the fabrication of photovoltaic materials and devices. Consultant has further developed such expertise specific to thermal co-evaporation of Copper Indium Gallium (di) Selenide (CIGS) thin film solar cells and other technology related to CIGS and related alloys which is of interest to the Company; and

WHEREAS, the Company desires to obtain the services of Consultant and Consultant desires to provide the Company with consultancy and advisory services as contemplated pursuant to the terms and conditions contained herein; and

WHEREAS, the undersigned parties desire to formalize such consultancy relationship;

NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

1. Definitions

1.1 “XsunX Field of Use” means the business of developing and commercializing solar cells and photovoltaic technologies, solar cell panels, and methods of manufacture.

1.2 “Business of XsunX” means the business of developing and manufacturing solar cells, solar cell panels, and photovoltaic technologies utilizing thin film Copper Indium Gallium (di) Selenide (CIGS) and related chemistries, and has developed or controls certain technologies and know-how and has applied for certain patent rights with regard thereto.

2. Engagement of Services. The Company hereby engages Consultant as an independent contractor to provide consulting and advisory services as set forth herein. All such consulting and services shall be performed in accordance with the terms and conditions contained herein. Consultant shall report to the President or the Chief Executive Officer of the Company. Consultant hereby accepts such engagement in accordance with such terms and conditions.

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3. General Services & Title. Consultant shall provide consultancy and advisory services as a member of the XsunX Scientific Advisory Board under the title of “Senior Scientific Advisor”; however, such title shall not give rise to an employer-employee relationship. Notwithstanding the foregoing title Consultant shall remain an independent contractor.

3.1. Services shall include providing the Company with technical expertise in the areas of research & development, process development, planning, methods of manufacture and design, third party technical and resource review or approval, and analysis of research and development data pertaining to the Business of XsunX and the XsunX Field of Use (“General Services”).

3.1. Consultant agrees to devote Consultant’s best efforts, skills, and technical expertise to the business of the Company, to do Consultant’s utmost to further enhance and develop the interests and welfare of the Company, and to devote necessary time and attention to the business of the Company, while recognizing Consultant’s duties as an independent contractor with possible duties and responsibilities to other parties.

3.2. Consultant shall truthfully and accurately maintain and preserve any records and reports produced by Consultant for the benefit of the Company, and shall fully account for all money, records, equipment, materials or other property belonging to the Company of which Consultant may have custody and shall pay over and deliver same promptly whenever and however Consultant may be directed to do so.

3.3. Consultant shall make available to the Company any and all information of which Consultant has knowledge that is relevant to the Company's business, but is not otherwise prohibited from disclosing, and make all suggestions and recommendations which Consultant believes will be of benefit to the Company.

3.4. In addition to general and regular incidental communication of data and questions between the parties via email or phone call, the Company may request at least one teleconference review meeting per week and one meeting requiring on-site attendance per calendar quarter for the purpose of planning, analysis, and collaborative discussion related to the Business of XsunX. Consultant shall prepare for meetings as may be reasonably requested by the Company, provided, however, the Company shall pay for the reasonable travel and lodging costs incurred by Consultant in regard to the foregoing.

4. Compensation. For Services to be rendered by the Consultant hereunder, the Consultant shall receive from the Company upon the signing of the Agreement a retainer fee (the “Retainer Fee”) in the amount of $60,000 dollars, which represents full payment under the Agreement for General Services. The Consultant agrees to accept, and the Company will pay Consultants Retainer Fee through the issuance of 1,775,000 shares of the Company’s common restricted stock (“Shares”) to the Consultant. Except as may otherwise be set forth herein, the Retainer Fee shall constitute the complete

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compensation paid to Consultant hereunder. The Company will use its best efforts to deliver any Shares due under this Agreement within five (5) business days from the effective date of this Agreement (the “Delivery Date”)

4.1. The Company shall reimburse Consultant, from time to time, upon Consultant's submission of expense account and supporting documents, and as required by the Internal Revenue Service, for all reasonable and necessary business expenses incurred by Consultant as part of and in connection with the direct performance of duties specified herein so long as Consultant received prior written approval from Company for all proposed expenses.

5. Expanded Services & Compensation. Upon prior request by the Company, and subject to Consultants scheduling limitations that may require the parties to adjust dates and duration of services, Consultant will provide on-site services (“Expanded Services”) to XsunX on an as-needed and on an as requested basis by the Company.

5.1. For and in consideration of the performance by Consultant of the Expanded Services the Company agrees to pay to Consultant either the rate of $120/hour or a flat project fee as may be agreed in advance by the parties for on-site services performed.

5.2. The parties hereby have also agreed to an initial on-site Expanded Services scope of work to be performed by Consultant. Such services will require that the Consultant travel to the Company’s multi-chamber co-evaporation system (“Tool”) vendor located in ___________ to provide assembly and technical services necessary to complete the assembly and installation of all system components and wiring associated with the heating assembly and controls. This will include but not be limited to the installation of controllers, electrical breakers, SCR’s, fuses, thermocouples, tubular heaters, and graphite insulators. The intent is to prepare the Tool for final acceptance testing of the vendor supplied systems, and Company supplied systems, as a fully integrated tool. The Consultant agrees to represent the Company and oversee the final acceptance testing (FAT) procedures to ensure that the Tool meets those FAT requirements established between the vendor and Company. The Consultant agrees to use all reasonable efforts to accomplish all tasks during one multi-day visit to the vendor. Consultant also acknowledges receipt of the FAT testing procedures and minimum operational requirements of the Tool that he will oversee. For and in consideration of the performance by Consultant of these Expanded Services the Company agrees to pay to Consultant the fee of $7,500 dollars. The Consultant agrees to accept, and the Company will pay Consultants Expanded Services fee through the issuance of 225,000 shares of the Company’s common restricted Shares to the Consultant. The Company will pay for Consultants travel expenses and reasonable lodging, meals, and ground transportation during the course of this Expanded Service project.

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6. Relationship of the Parties. Legal Status, Consultant shall be an independent contractor of the Company in accordance with the provisions of Sections 2750.5 and 3353 of the California Labor Code, or any other corresponding provision of the Colorado Statutes, and not an employee, agent, or partner. It is expressly declared that such independent contractor status is bona fide and not a subterfuge to avoid employee status. This Agreement shall not create an employer-employee relationship and shall not constitute a hiring of such nature by either party.

6.1. Items Furnished to Consultant. Unless expressly agreed in writing otherwise by the parties, the Company shall not provide any telephone equipment or services, office equipment, stationery, secretarial or office support services or other items or services for the benefit of Consultant. Consultant shall, at its own expense, provide and make arrangement for all equipment, stationery, secretarial and office support services necessary for Consultant to operate Consultants business.

6.2. Consent of Company. Consultant shall have no right or authority at any time to make any contract or binding promise of any nature on behalf of the Company, whether oral or written, without the express prior written consent of the Company.

6.3. Manner of Performing Services. Consultant shall retain all discretion and judgment in regard to the manner and means of carrying out its duties hereunder subject, however, to the reasonable requests of the Company. Consultant shall have the right to control and discretion as to the manner of performance of its services hereunder in that the result of the work and not the means by which it is accomplished shall be the primary factor for which the parties have bargained hereunder in accordance with Sections 2750.5 and 3353 of the California Labor Code or any corresponding provision in the Colorado Statutes. Consultant shall have no obligation to work any particular hours or days or any particular number of hours or days. The Company shall have no right to control or direct the details, manner or means by which Consultant accomplishes the results of the services performed hereunder.

6.4. Payment of Taxes. Consultant shall be responsible for and pay Consultant's own self-employment taxes, estimated tax liabilities, business equipment or personal property taxes and other similar obligations, whether federal, state or local. The Company shall not pay or withhold any FICA, SDI, federal or state income tax or unemployment insurance or tax or any other amounts because the relationship of the parties hereto is not that of employer-employee, but that of independent contractor. Consultant shall be solely responsible for the payment of all taxes, withholdings and other amounts due in regard to Consultant's own employees.

6.5. Employees of Consultant. Consultant may subcontract with and/or employ such parties upon such terms and conditions as it may deem proper or necessary.

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7. Warranties and Indemnification. Consultant hereby represents and warrants that he possesses the skill, knowledge, and experience so as to be fully qualified, well-experienced, and properly skilled in the performance of the services required under this Agreement without direct supervision.

7.1. Indemnification by Consultant. Consultant shall indemnify, defend and hold the Company and the property of the Company, free and harmless from any and all claims, losses, damages, injuries, and liabilities, including the Company's reasonable attorney fees and costs (the Company may choose its own counsel when defended hereunder), arising from or in any way connected with the performance of services under this Agreement or any other act or omission by Consultant, its agents, subcontractors, or employees.

7.2. Indemnification by the Company. The Company shall indemnify, defend and hold Consultant and the property of Consultant, free and harmless from any and all claims, losses, damages, injuries, and liabilities, including Consultant's reasonable attorney fees and costs, arising from or in any way connected with any act or omission on the part of the Company, its constituent partners, agents, subcontractors, or employees.

8. Term. Consultant's engagement pursuant to this Agreement shall be for a period of one (1) year and shall commence upon the date of execution hereof (the "Commencement Date") and shall continue to and including May 7, 2013 (the "Termination Date") unless earlier terminated in accordance with the provisions of Section 9 of this Agreement; provided further that the term of this Agreement may be extended by the mutual agreement of the parties hereto.

9. Termination. Notwithstanding any other provision of this Agreement to the contrary, either party may terminate this Agreement at any time upon thirty (30) days prior written notice to the other. This Agreement may also be terminated by the Company, at its option, at any time during the term of this Agreement without notice, for good cause.

10. Confidentiality. During the term of this Agreement, and for three (3) years afterward, (i) Consultant must hold in strict confidence any Confidential Information (as defined below), (ii) Consultant must not disclose to any third party any Confidential Information unless he has first received approval to make such disclosure or such disclosure is required during the term of this Agreement in order to carry out Consultant’s day-to-day activities in fulfillment of his duties hereunder, and (iii) Consultant may not use Confidential Information for any use or purpose other than providing the services hereunder.

10.1. Definition of Confidential Information. For purposes of this Agreement, "Confidential Information" means technical data, trade secrets or know-how, such as research, product plans, products, services, customer lists, vendors and customers

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(including customers and prospective customers of Company on whom Consultant calls or with whom Consultant becomes acquainted during the term of this Agreement), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to Consultant by Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Confidential Information may include items obtained by Company from a third party, but which it is required to keep secret. Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of Consultant or of others who were under confidentiality obligations as to the item or items involved.

10.2. Former or Concurrent Employer Information. Consultant shall not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer, client, or other person or entity. Consultant shall not bring onto the premises of Company any unpublished document or proprietary information belonging to any such employer, client, or other person or entity unless consented to in writing by such employer, person or entity. Consultant acknowledges his understanding that Company has no interest whatsoever in any knowledge or information Consultant may possess that is proprietary to a concurrent or former employer or consulting client. Consultant acknowledges his full and complete understanding that it is Company’s policy to insist that Consultant not bring to Company or use in his work for Company any papers, notes or other information that is proprietary to a concurrent or former employer or consulting client. If Consultant has any such papers or other information in his possession and is required to return such information, Company strongly suggests that such papers or other information be returned to such concurrent or former employer or consulting client. Company further suggests that Consultant, if he has any questions or doubts concerning matters that may be proprietary to a concurrent or former employer or consulting client, contact such concurrent or former employer or consulting client to discuss the matter. If questions remain with Consultant in this regard after engaging in such discussions, Company will afford Consultant an opportunity to meet with Company’s attorney for purposes of achieving a lawful and otherwise appropriate resolution with respect to such issues.

11. Patents and Inventions.  Consultant will promptly make full written disclosure to Company, will hold in trust for the sole right and benefit of Company, and hereby assigns to Company, or its designee, all of Consultant’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or eligible for registration under copyright or similar laws, which Consultant may solely or jointly with others conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the term of this Agreement (collectively referred to as "Inventions") and which (i) are developed using the equipment, supplies, facilities or Confidential Information of Company, (ii) result from or are suggested by work performed by Consultant for Company, or (iii) relate to the business, or to the actual or demonstrably anticipated

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research or development of Company, will be the sole and exclusive property of Company, and Consultant shall, and does hereby assign all of his right, title and interest in such Inventions to Company. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Consultant hereby ratifies and consents to any action of Company that would violate such Moral Rights in the absence of such ratification/consent. Consultant will confirm any such ratifications and consents from time to time as requested by Company.

11.1. Patent and Copyright Registrations. Consultant shall assist Company, or its designee, at no additional expense to the Company, in every proper way to secure Company's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries. Consultant hereby conveys to Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant’s obligation to execute or cause to be executed, when it is within his power to do so, any such instrument or papers shall continue after the termination of this Agreement. If Company is unable because of Consultant’s mental or physical incapacity or for any other reason to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to Company, as above, then Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in behalf and stead of Consultant to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Consultant.

12. No Solicitation. Consultant will not engage in any other activity, alone or in concert with any other(s), which serves to solicit, entice, or in any way divert any of the Company’s employees, customers, prospects, business opportunities, or investors to do business with Consultant or any business entity in competition with Company or that could otherwise impair or harm the interests of Company.

12.1. During the twelve (12) months following the termination of this Agreement, regardless of the reason or circumstances related to such termination, the following provisions apply:

(a) Consultant will not solicit the employment of any person who is then engaged by Company as an employee, consultant or advisor, or who was engaged by Company as an employee, consultant or advisor within the prior 12 month period, on behalf of Consultant or any other person(s) or entity(ies).

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13. Assignment. The obligations of Consultant under this Agreement are unique and may not be assigned.

14. Securities Compliance. No Offer or Sale. This Agreement is not intended to be an offer for the sale or issuance of securities unless the same is exempt from registration and qualification pursuant to an applicable exemption. The issuance of stock is expressly subject to compliance with all state and federal securities laws, rules and regulations by the parties. While the Company does not consider this Agreement itself to be a securities or offer of any securities in the event that this Agreement is construed to be an offer, the parties acknowledge the following disclosure in accordance with Section 25102(a) of the California Corporations Code:

The sale of the securities which are the subject of this agreement has not been qualified with the Commissioner of Corporation of the State of California or the State of Arizona and the issuance of such securities or the payment or receipt of any part of the consideration therefore prior to such qualification is unlawful, unless the sale of securities is exempt from the qualification by Section 25100, 25102, or 25105 of the California Corporations Code, or any applicable securities laws under the Arizona Corporation Code. The rights of all parties to this agreement are expressly conditions upon such qualification being obtained unless the sale is so exempt.

14.1. In furtherance of the above the Consultant hereby agrees that it will not offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, the Shares, as may otherwise be permitted by Rule 144 promulgated under the Securities Act and consents to the placement of a legend, with respect to the foregoing, on each certificate representing the Shares issued herein.

14.2. Subject to fulfillment of the requirements under Rule 144 of the Securities Act, Consultant shall enjoy the right to freely sell or otherwise transfer up to 100,000 of the Shares per month, and may sell or otherwise transfer the remaining Shares in its possession on or after the three hundred sixty fifth day after the Delivery Date. The Company shall affix appropriate legends on the Shares consistent with the terms of this Paragraph 14.2.

14.3. During any day that the Company’s shares trade or are quoted, and so long as the Consultant is in compliance with the provisions of this Section 14, the Consultant shall use commercially reasonable efforts to sell no more than such number of Shares as is equal to 15% of the trading volume for the shares on such day.

15. Amendments. This Agreement may be amended only in writing executed by Consultant and Company.

16. Effect of Headings. The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

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17. Recovery of Litigation Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover as an element of their damages, reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which they may be entitled.

18. Time of Essence. Time shall be of the essence in all things pertaining to the performance of this Agreement unless waived in writing by the undersigned parties.

19. Authority. The parties to this Agreement warrant and represent that they have the power and authority to enter into this Agreement in the names, titles and capacitates herein stated and on behalf of any entities, persons or firms represented or purported to be represented by each respective party.

20. Waiver. A Waiver by either party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to a waiver of such terms of condition for the future, or of any subsequent breach thereof, or of any other term and condition of this Agreement. All waivers must be made in writing executed by the waiving party.

21. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and there are no representations, warranties, agreements or commitments between the parties hereto except as set forth herein; provided that the terms of the securities agreement between may be set forth in a Grant Instrument, which shall be read in conjunction with this Agreement. Consultant expressly acknowledges that no Consultant Manual, Consultant Handbook, Company Policy Manual or other similar document is or shall become a contract between the Company and Consultant.

22. Notices. Any notice, request, demand or other communication permitted to be given hereunder shall be in writing and shall be deemed to be duly given when personally delivered to an Consultant officer of the Company or to Consultant, as the case may be, or when deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, at the respective addresses of the Company and Consultant as shown on the signature page hereto. Either party may change by notice the address to which notices are to be sent.

23. Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

24. Choice of Law and Venue. This Agreement shall, to the fullest extent allowed by law, be construed, interpreted and enforced in accordance with the laws of the State of Colorado, without regard to or application of conflict of law rules, and the venue in regard to any disputes arising hereunder shall, to the fullest extent allowed by law, be in Orange County, California.

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[Signatures appear on next page]

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IN WITNESS WHEREOF, this Agreement is made effective by Consultant and the Company on the date set forth above.

COMPANY:	CONSULTANT:
Xsunx, Inc.,
a Colorado corporation
By:_________________________	By: ____________________________
Tom M. Djokovich, as CEO	Robert G. Wendt, as Consultant

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